Exhibit 10.11 --- Consultant Agreement dated September 30, 2006 by and among Jackray Corporation, James B. Wiegand and Katherine Gould.

CONSULTING AGREEMENT

This consulting agreement is made and entered into effective concurrently with the closing of “Agreement for the Purchase of Common Stock,” dated September 30, 2006 as closed this 27th Day of October 2006, by and between James Wiegand and Katherine (collectively referred to as the "Consultant") and the new Sole Director of Clair Coast Corporation (the "Corporation"), Dr. Barry A. Ginsberg.

I. EMPLOYMENT

The Corporation’s new management and Sole Director, Barry A. Ginsberg hereby engages the services of Consultant to perform for the Corporation certain consulting services consisting primarily of general business consulting and help with building the corporate infrastructure of the sales and marketing divisions.

II. TERM

The term of this agreement shall be for six months, but may be terminated at any time by either party on 15 days' written notice.

III. INDEPENDENT CONTRACTOR

With respect to the services performed by Consultant under this arrangement, Consultant shall be an independent contractor of the Corporation and shall not be deemed an employee.

IV. WORK FOR HIRE

It is the intention of the parties that all rights, including, without limitation, copyright in any reports, surveys, marketing, promotional, and collateral materials prepared by Consultant in connection with his or her services performed for the Corporation (the "Work") shall vest in the Corporation. The parties expressly acknowledge that the Work was specially ordered or commissioned by the Corporation, and further agree that it shall be considered a "work made for hire" within the meaning of the copyright laws of the United States, and that the Corporation is entitled as author to the copyright and all of the rights to the Work, throughout the world, including, but not limited to, the right to make such changes in the Work and such uses of the Work, as the Corporation may determine in its sole and absolute discretion.

V. CONFIDENTIAL INFORMATION

For the purposes of this agreement, "Confidential Information" shall mean the information described below, which was disclosed by the Corporation to Consultant in any manner, whether orally, visually, or in tangible form, including, but not limited to, documents, devices, computer readable media, trade secrets, formulae, patterns, inventions, processes, customer lists, sales records, pricing lists, margins, and other compilations of confidential information, and all copies of such confidential information. Tangible materials that disclose or embody Confidential Information shall be marked or identified by the Corporation as "confidential." Confidential Information that is disclosed orally or visually shall be identified by the Corporation as confidential at the time of disclosure.

Consultant shall maintain in confidence and not use or disclose the Confidential Information, using a fiduciary degree of care to protect the Confidential Information. For the purposes of this agreement, Confidential Information shall not include any information which Consultant can prove (i) was in Consultant's possession, or known to Consultant without confidentiality restriction, prior to disclosure by the Corporation, (ii) was generally known in the trade or business in which the Corporation is engaged at the time of disclosure to Consultant, or becomes generally known in the trade or business after such disclosure, through no act of Consultant, (iii) has come into the possession of Consultant without confidentiality restrictions from a third-party, and such third-party is under no obligation to the Corporation to maintain the confidentiality of such information, or (iv) was developed by or for Consultant independently without reference to the Confidential Information.

If a particular portion or aspect of the Confidential Information shall become subject to any of the above-mentioned exceptions, the parties expressly agree that all other portions or aspects of the Confidential Information shall remain subject to all of the provisions of this agreement.

In the event that Consultant is ordered to disclose the Corporation's Confidential Information pursuant to a judicial or governmental request, requirement, or order, Consultant shall promptly notify the Corporation in writing and shall take reasonable steps to assist the Corporation in contesting such request, requirement, or order, or in otherwise protecting the Corporation's rights prior to such disclosure.

Except as may be expressly specified within this agreement, the Corporation grants no license to Consultant under any copyright, patent, trademarks, trade secret, or other proprietary right, to use, utilize, or reproduce the Confidential Information.

VI. COMPENSATION

As compensation for services rendered under the terms of this agreement, Consultant shall be entitled to receive from the Corporation shares representing two and one-half percent (2.5%) of the Corporation’s outstanding and issued common stock. Such stock shall be issued fifty percent to James Wiegand and fifty percent to Katherine Gould and delivered contemporaneously with the execution of this Agreement. Such stock shall have piggyback registration rights and shall contain anti-dilution rights so that it will never collectively be less than 2.5% of the outstanding stock of the Corporation for 12 months after the effective date of the SEC Share Registration Statement to be filed by new management on these shares. The compensation payable to Gould and Wiegand is an irrevocable condition to the closing of the “Agreement for the Purchase of Common Stock” dated September 30, 2006 and said compensation will not be withheld, revoked or rescinded for any reason including any cancellation of this agreement by either party. Further, within 30 days following the execution of this agreement Jackray shall cause its transfer agent of record to issue and deliver to the consultants share certificates representing full payment of compensation due each of the consultants, and such payment of shares due as compensation under this agreement shall occur without condition and without any requirement of notice or demand by consultants.

VII. SECURITIES LAW

Consultant hereby expressly acknowledges that the Confidential Information is likely to include material nonpublic information pursuant to the securities laws of the United States. Being advised that the Corporation is specifically relying upon Rule 100(b)(2)(ii) of Regulation FD, in providing the Confidential Information to Consultant, Consultant expressly agrees that he will not use the Confidential Information in violation of United States securities laws, and specifically agrees to keep the Confidential Information in confidence.

VIII. GENERAL

This agreement shall be construed under and in accordance with the laws of the State of New York, and the parties consent to the exclusive jurisdiction to the State and Federal Courts located in the City, County and State of New York to resolve any disputes under this Agreement.

The parties covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the obligations of the parties in accordance with this agreement.

This agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this agreement. This agreement shall be binding any new management and directors of which may replace Barry A. Ginsberg.

This agreement supersedes any prior understandings or oral agreements between the parties respecting the subject matter contained in this agreement.

All agreements, warranties, representations, and indemnifications contained in this agreement above shall survive the termination of this consulting agreement.

This consulting agreement shall be deemed a personal services contract with regard to the Consultant, and Consultant may not assign any or all of his or her interest in this agreement without the written consent of the Corporation.

The consultant agrees not to buy stock in the open market to attempt a hostile takeover.

CONSULTANT:

/s/ James Wiegand_____________
James Wiegand

/s/ Katherine Gould____________
Katherine Gould

JACKRAY CORPORATION:

by: _/s/James Wiegand _________
Chief Executive Officer

JACKRAY CORPORATION:

by: _/s/Barry A. Ginsberg _________
new Sole Director